[PROSPERITY BANCSHARES, INC. LOGO]

PRESS RELEASE	For more information contact:
Prosperity Bancshares, Inc.SM	Dan Rollins
4295 San Felipe	Senior Vice President
Houston, Texas 77027	713.693.9300
danrollins@prosperitybanktx.com

FOR IMMEDIATE RELEASE

PROSPERITY BANCSHARES, INC.SM

TO ACQUIRE

BANKDALLAS

Prosperity BankSM continues to expand in Dallas

HOUSTON, March 5, 2003. Prosperity Bancshares, Inc.SM (NASDAQ: PRSP), the parent company of Prosperity BankSM, announced today the signing of a definitive agreement to acquire Dallas Bancshares Corporation and its subsidiary bank, BankDallas in a cash transaction valued at $7.0 million. The acquisition is expected to close in the second quarter 2003. The proposed transaction is subject to certain conditions and approval by regulators and shareholders of Dallas Bancshares Corporation.

BankDallas operates one (1) full service banking office in Dallas, Texas, which will become the Turtle Creek Banking Center of Prosperity BankSM upon consummation of the transaction. At December 31, 2002, Bank Dallas reported total assets of $40.9 million, total deposits of $36.5 million, total loans of $30.6 million and total equity of $4.3 million.

“The addition of BankDallas to our earlier acquisition of Bank of the Southwest and our pending acquisition of Abrams Centre National Bank will provide us with five (5) full service banking centers in the Dallas/Fort Worth Metroplex area. The professional bankers at BankDallas will become active members of our Dallas team,” said David Zalman, Chief Executive Officer and President of Prosperity Bancshares, Inc.

“We are pleased to have found a new partner to continue our tradition of providing true relationship banking to our customers while offering additional banking products and services. The decision to sell our bank after operating as an independent bank was not easy,” said Mark Lovvorn, President and Chief Executive Officer of Dallas Bancshares Corporation. “However, we are convinced that joining Prosperity Bank SM is the right choice for our customers and our community. We are personally involved with our customers and with our community and look forward to continuing that involvement while becoming productive members of the Prosperity team.”

Mark Lovvorn will join Prosperity as Dallas Area Chairman upon consummation of the transaction. He will provide leadership and guidance in an effort to continue Prosperity’s growth in the Dallas/Fort Worth Metroplex.

“Our current plans call for us to begin rebranding our Dallas locations as Prosperity Bank SM in early April. I would anticipate that all of our Dallas customers will be able to enjoy the convenience of five (5) banking centers by mid summer,” said Lonnie Goodman, Dallas Area President for Prosperity BankSM.

Prosperity Bancshares, Inc. SM, formed in 1983, is a $1.8 billion bank holding company headquartered in Houston, Texas. Operating under a community banking philosophy, Prosperity seeks to develop broad customer relationships based on service and convenience. Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of consumers and small and medium-sized businesses. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at www.prosperitybanktx.com and www.bankofthesouthwest.com, Trust and Financial Services, Retail Brokerage Services, MasterMoney Debit Cards, and 24 hour voice response banking. The company currently operates forty-two (42) full service banking locations in fifteen contiguous counties including the Greater Houston Metropolitan Area, and in Dallas. (Angleton, Bay City, Beeville, Clear Lake, Cleveland, Cuero, Cypress, Dayton, Dallas—Camp Wisdom, Dallas—Westmoreland, East Bernard, Edna, El Campo, Fairfield, Galveston, Goliad, Hitchcock, Houston—Aldine, Houston—Bellaire, Houston -CityWest, Houston—Copperfield, Houston—Downtown, Houston—Gladebrook, Houston—Highway 6, Houston—Medical Center, Houston—Memorial, Houston—Post Oak, Houston—River Oaks, Houston—Tanglewood, Houston—Waugh Drive, Houston—Woodcreek, Liberty, Magnolia, Mathis, Mont Belvieu, Needville, Palacios, Sweeny, Victoria, West Columbia, Wharton and Winnie.)

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains, and the remarks by our management on the conference call may contain, forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions’ estimates and projections about Prosperity Bancshares, Inc.SM and its subsidiaries. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Prosperity’s control, that may cause actual results to differ materially from thoseexpressedorimpliedby theforward-looking statements. These risks and uncertainties include whether we can: continue to sustain our current internal growth rate or our total growth rate; successfully close and integrate acquisitions; continue to provide products and services that appeal to our customers; continue to have access to the debt and equity capital we need to sustain our growth; and achieve our sales objectives. Other risks include the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations and interest rate fluctuations; weather; and the stock price volatility associated with “small-cap” companies. These and various other factors are discussed in detail in the section in our most recent Quarterly Report of Form 10-Q entitled Managements’s Discussion and Analysis of Financial Condition and Results of Operations .

Copies of Prosperity Bancshares, Inc.’s SM SEC filings may be downloaded from the Internet at no charge from FreeEDGAR, a real-time access to SEC filings site located at www.freeedgar.com.